EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer
For Immediate Release
	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.Investor Contact: Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2011 FOURTH QUARTER AND YEAR END RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, March 7, 2012 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, net sales were $109.4 million, an increase of 37.3% compared with $79.7 million for the fourth quarter of 2010. Net income in the fourth quarter of 2011 was $4.9 million, or $0.43 per diluted share, an increase of 35.9% compared to net income of $3.6 million, or $0.30 per diluted share, in the prior year period.

Gross profit for the fourth quarter of 2011 was $16.3 million, or 14.9% of net sales, compared to $13.1 million, or 16.4% of net sales, for the fourth quarter of 2010.  For the fourth quarter of 2011, selling, general and administrative expenses were $8.1 million or 7.4% of net sales, compared to $7.0 million, or 8.8% of net sales, in the prior year period.  Average diluted shares outstanding decreased 6.4% during 2011  to 11.4 million from 12.2 million at  year-end 2010, reflecting the impact of the Company’s previously announced $20 million share repurchase program.

For the full year ended December 31, 2011, net sales were $412.7 million, compared to $306.9 million in the prior year period, an increase of 34.5%.  The Company reported net income of $23.0 million, or $1.92 per diluted share, for the 2011 full-year period, compared to net income for the 2010 full-year period of $11.7 million, or $0.96 per diluted share.

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MILLER INDUSTRIES REPORTS 2011 FOURTH QUARTER AND FULL-YEAR	PAGE 2
RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

The Company also announced that its Board of Directors has increased its quarterly cash dividend from $0.12 to $0.13 per share, payable on March 26, 2012, to shareholders of record at the close of business on March 19, 2012.

Jeffrey I. Badgley, CEO of the Company, stated, “We continued to demonstrate strong execution in the 2011 fourth quarter.  We achieved solid year-over-year sales growth, which reflected the successful completion of our government-related add-on orders as was expected, as well as a continued gradual improvement in demand for our commercial products both domestically and in some areas of Europe.  As the government order concluded, our focus shifted to fulfilling commercial orders which included an increased level of chassis sales, and the resulting shift in sales mix affected gross margins.   That said, we continued to carefully control our cost base, resulting in lower SG&A as a percentage of sales over comparable periods despite the significant increase in sales.   During the quarter, we also continued to return cash to shareholders through our quarterly dividend and the completion of our $20 million common stock repurchase program.”

Mr. Badgley added, “Having completed our most recent U.S. government-related orders in the quarter, we currently do not have any large follow-on orders in our backlog.  While we are extremely well positioned and will remain aggressive in our efforts to secure such orders, including an opportunity with a prime contractor to the French military that continues to develop, we cannot predict if or when these efforts will be successful.  As a result, we expect that selling volumes and margins going forward will reflect the current moderate commercial demand environment. Over the long-term, we are also targeting future growth initiatives in areas outside the domestic markets, particularly in Europe, as we look for new markets and distribution channels.”

Mr. Badgley concluded, “Looking ahead, while economic conditions remain uncertain, we are seeing some gradual improvement in demand within our domestic markets and are hopeful that the environment will continue to improve as the year progresses.  However, the current lack of new government orders, which were significant contributors to 2011’s results, will impact us over the course of the year, barring any new orders.   Against this backdrop, we will continue to focus on improving our expense levels and input costs, and building on our market-leading product offering and highly flexible production model to meet the demand in the commercial sector.  At the same time, we will leverage our strong balance sheet to further invest in our business and its future growth while returning value to shareholders.”

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MILLER INDUSTRIES REPORTS 2011 FOURTH QUARTER AND FULL-YEAR	PAGE 3
RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, March 8, 2012, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=85550

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through March 15, 2012.  The replay number is (877) 344-7529, Passcode 10011022.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and our future revenue levels, operating results and growth initiatives, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2011, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2011	2010	Change	2011	2010	Change
NET SALES	$109,391	$79,682	37.3%	$412,659	$306,897	34.5%

COSTS AND EXPENSES:

COST OF OPERATIONS	93,112	66,611	39.8%	342,557	260,566	31.5%

SELLING, GENERAL AND	8,084	7,013	15.3%	31,407	26,665	17.8%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	194	59	228.8%	728	305	138.7%

OTHER (INCOME) EXPENSE	(143)	(56)	155.4%	(161)	71	-326.8%

TOTAL COSTS AND EXPENSES	101,247	73,627	37.5%	374,531	287,607	30.2%

INCOME BEFORE INCOME TAXES	8,144	6,055	34.5%	38,128	19,290	97.7%

INCOME TAX PROVISION	3,227	2,437	32.4%	15,120	7,583	99.4%

NET INCOME	$4,917	$3,618	35.9%	$23,008	$11,707	96.5%

BASIC INCOME PER COMMON SHARE	$0.44	$0.31	41.9%	$1.98	$1.00	98.0%

DILUTED INCOME PER COMMON SHARE	$0.43	$0.30	43.3%	$1.92	$0.96	100.0%

CASH DIVIDENDS DECLARED PER SHARE	$0.12	$-	100.0%	$0.48	$0.10	380.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,137	11,702	-4.8%	11,600	11,671	-0.6%
DILUTED	11,417	12,198	-6.4%	11,984	12,163	-1.5%